Exhibit 99.1

HEARTWARE INTERNATIONAL REPORTS

FOURTH QUARTER 2012 REVENUE OF $32.7 MILLION;

FULL YEAR 2012 REVENUE OF $110.9 MILLION

– Fourth Quarter 2012 U.S. Revenue of $13.4 Million; 60% Increase from Fourth Quarter 2011; Reflects FDA Approval and First Month of Commercialization in U.S. –

– Globally more than 3,000 advanced heart failure patients have received the HeartWare® System –

– Conference call today at 8:30 a.m. U.S. E.T. –

Framingham, Mass. and Sydney, Australia, February 27, 2013—HeartWare International, Inc. (NASDAQ: HTWR—ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenue of $32.7 million for the fourth quarter ended December 31, 2012, a 42% increase compared to $23.1 million in revenue for the same period of 2011. For the fiscal year 2012, the Company generated revenue of $110.9 million, a 34% increase compared to revenue of $82.8 million in the fiscal year 2011.

“Our results for the fourth quarter reflect positive initial trends in the commercial launch of the HeartWare® Ventricular Assist System in the U.S., following approval from the Food and Drug Administration on November 20, 2012, and continued strong support from our international customers,” explained Doug Godshall, President and Chief Executive Officer. “Today, more than 3,000 advanced heart failure patients globally have received the HeartWare® System.”

During the fourth quarter of 2012, revenue from international markets increased approximately 31% to $19.3 million, from $14.7 million in the fourth quarter of 2011. U.S. revenue, which reflects FDA approval late in the year, was $13.4 million in the fourth quarter of 2012, an increase of 60% from $8.4 million in the fourth quarter of 2011. Currency fluctuations decreased revenue by one percent in the fourth quarter compared to the same period in 2011.

For the year ended December 31, 2012, revenue increased approximately 34% to $110.9 million, compared to $82.8 million in 2011, supported by 53% commercial revenue growth internationally. Currency fluctuations decreased revenue by six percent compared to the same period in 2011.

“With 345 HVAD® pumps sold during the fourth quarter, the largest number in any quarter to date, the total number of pumps sold in 2012 was 1,217, compared to 932 pumps sold in 2011,” added Mr. Godshall. “Our team has been working diligently to expedite the training of additional hospitals in the U.S., and since FDA approval 18 new sites have been trained, with 2 more in training this week.”

Total operating expenses for the fourth quarter of 2012 were $35.4 million, as compared to $30.8 million in the same period of 2011.

Research and development expense was $22.2 million for the fourth quarter of 2012, as compared to $17.9 million in the same period of 2011. Increased development costs are a result of continuing clinical trial costs and research and development costs related to advancing HeartWare’s pipeline technologies, including the MVAD® platform and a fully implantable system, as well as other early research initiatives.

Selling, general and administrative expenses were $13.3 million in the fourth quarter of 2012, compared to $12.9 million in the fourth quarter of 2011. The increase in selling, general and administrative expenses is related to continued growth supporting commercial activity outside of the U.S., preparation for and rollout of the commercial launch in the U.S., and an overall increase in corporate infrastructure to support the Company’s rapid growth.

Net loss for the fourth quarter of 2012 was $21.1 million, or a $1.46 loss per basic and diluted share, compared to a $21.6 million net loss, or a loss of $1.53 per basic and diluted share, in the fourth quarter of 2011. For the fiscal year ended December 31, 2012, the Company recorded a net loss of $87.7 million, or a $6.15 loss per basic and diluted share, compared to a $55.1 million net loss, or a loss of $3.94 per basic and diluted share, in fiscal 2011.

At December 31, 2012, the Company had $102.8 million of cash, cash equivalents and investments.

HeartWare will host a conference call on Wednesday, February 27, 2013 at 8:30 a.m., U.S. Eastern Standard Time to discuss the Company’s financial results, highlights from the fourth quarter and business outlook. The call may be accessed by dialing 1-888-846-5003 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the U.S., please dial +1-480-629-9856.

A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare Fourth Quarter 2012 Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 28 international countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

HEARTWARE, HVAD, MVAD and HeartWare logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the commercial launch of the HeartWare® Ventricular Assist System in the U.S., continued support from international customers, progress of clinical trials and post-approval studies, regulatory approvals, research and development activities and commercialization strategies. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in Part II, Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

- Tables to Follow-

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue, net	$32,662	$23,060	$110,922	$82,764
Cost of revenue	16,606	9,540	51,023	32,932

Gross profit	16,056	13,520	59,899	49,832
Operating expenses:
Selling, general and administrative	13,257	12,924	53,945	42,314
Research and development	22,157	17,865	83,548	50,149

Total operating expenses	35,414	30,789	137,493	92,463
Loss from operations	(19,358)	(17,269)	(77,594)	(42,631)
Other expense, net	(1,747)	(4,295)	(10,124)	(12,424)

Loss before income taxes	(21,105)	(21,564)	(87,718)	(55,055)
Provision for income taxes	—	—	—	—

Net loss	$(21,105)	$(21,564)	$(87,718)	$(55,055)

Net loss per common share—basic and diluted	$(1.46)	$(1.53)	$(6.15)	$(3.94)

Weighted average shares outstanding—basic and diluted	14,451	14,063	14,252	13,959

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$85,921	$71,257
Short-term investments, net	16,887	91,925
Accounts receivable, net	25,225	14,953
Inventories, net	38,443	32,005
Prepaid expenses and other current assets	5,925	4,507

Total current assets	172,401	214,647
Property, plant and equipment, net	19,380	18,325
Other assets, net	14,718	7,760

Total assets	$206,499	$240,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,024	$5,025
Other accrued liabilities	22,020	12,436

Total current liabilities	34,044	17,461
Convertible senior notes, net	100,315	94,277
Other long-term liabilities	3,929	2,210
Stockholders’ equity	68,211	126,784

Total liabilities and stockholders’ equity	$206,499	$240,732

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